Exhibit 21

                          SUBSIDIARIES OF SKYMALL, INC.


                                   Jurisdiction of                    Percent of
Name                               Incorporation                      Ownership
----                               -------------                      ---------

Disc Publishing, Inc.                  Utah                              100%

Durham & Company                       Utah                              100%

skymall.com, inc.                      Nevada                            100%

SkyMall Ventures, Inc.                 Nevada                            100%

SkyMall Media Ventures, Inc.           Nevada                            100%